NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 22, 2025, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 11, 2025 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Kellanova and Merger Sub 10VB8, LLC, a wholly owned subsidiary of Acquiror 10VB8, LLC, a subsidiary of Mars, Incorporated became effective on December 11, 2025. Each share of Common Stock of Kellanova will be converted into USD 83.50 in cash, without interest, less any applicable fee, and tax. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 11, 2025.